Filed Pursuant to Rule 424(b)(5)

Registration No. 333-269183

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED JUNE 27, 2024 (To Prospectus dated January 11, 2023)

THE SINGING MACHINE COMPANY, INC.

Up to $2,020,000

COMMON STOCK

This prospectus supplement supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in our prospectus supplement dated June 27, 2024, which together with the prospectus dated January 11, 2023 contained in our Registration Statement on Form S-3 (Registration No. 333-269183), we refer to as the prospectus, relating to the issuance and sale of our common stock, par value $0.01 per share, from time to time through our sales agent Ascendiant Capital Markets, LLC, or ACM. These sales, if any, will be made pursuant to the terms of the At-The-Market Sales Agreement, or the Sales Agreement, we entered into with ACM.

This prospectus supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all supplements thereto and documents incorporated by reference therein. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus, except as modified or superseded by this prospectus supplement.

The aggregate market value of our outstanding common stock held by non-affiliates is approximately $6,066,453 based on 7,883,131 shares of outstanding common stock, of which 4,690,261 shares are held by affiliates, and a per share price of $1.90, which was the closing sale price of our common stock as quoted on The Nasdaq Capital Market on June 10, 2024. As of the date of this prospectus supplement, we have sold $1,077,241 of securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this prospectus supplement, and are therefore eligible to sell up to an additional $940,000 of our securities pursuant to General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on the registration statement of which this prospectus supplement is a part with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000.

We are filing this prospectus supplement to supplement and amend, as of July 8, 2024, the prospectus, as supplemented, to increase the maximum aggregate offering price of our common stock that may be offered, issued and sold under the prospectus, as supplemented and amended by this prospectus supplement, pursuant to the Sales Agreement from $1,080,000 to $2,020,000. From and after the date hereof, pursuant to General Instruction I.B.6 of Form S-3, we are offering to issue and sell up to $2,020,000 from time to time through ACM, acting as our sales agent or principal in accordance with the Sales Agreement, as amended.

Our common stock is listed on The Nasdaq Capital Market under the symbol “MICS”. The closing price of our common stock on July 8, 2024 was $1.19 per share.

Sales of our common stock, if any, under this prospectus supplement will be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended, or the Securities Act. ACM is not required to sell any specific amount of securities but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between ACM and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to ACM for sales of common stock sold pursuant to the Sales Agreement will be up to 3% of the gross proceeds of any shares of common stock sold under the Sales Agreement. In connection with the sale of the common stock on our behalf, ACM will be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of ACM will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to ACM with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully consider the risk factors described in “Risk Factors” on page S-9 of the prospectus supplement dated June 27, 2024, and under similar headings in other documents that are incorporated by reference into this prospectus supplement and the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 9, 2024.